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                                                                      EXHIBIT 21


                          SUN COAST INDUSTRIES, INC.

                                 SUBSIDIARIES


                Sun Coast Holdings, Inc., a Nevada corporation
               Sun Coast Closures, Inc., a Florida corporation
             Plastics Manufacturing Company, a Nevada corporation
                 Custom Laminates, Inc., a Nevada corporation
                Nova Plast S.A. de C.V., a Mexican corporation